Exhibit 99.1

LRAD® Corporation Reports Fiscal Year 2014 Financial Results

Strong International Revenues Drive Year-Over-Year Growth of 44%

SAN DIEGO, CA – November 20, 2014 - LRAD Corporation (NASDAQ: LRAD), the world’s leading provider of long range acoustic hailing devices (AHDs) and advanced mass notification systems, today announced financial results for the fiscal year ended September 30, 2014.

Fiscal Year 2014 Financial Highlights

●	Revenues: Revenues for fiscal year 2014 were $24.6 million, up 44% from $17.1 million reported in fiscal year 2013.

●	Net Income: Net income of $3.3 million, or $0.10 per diluted share, in fiscal year 2014, increased by 163% from net income of $1.3 million, or $0.04 per diluted share, in fiscal year 2013.

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Balance Sheet: Cash totaled $23.9 million at September 30, 2014, an increase of $8.1 million from the $15.8 million reported at September 30, 2013. Working Capital increased to $27.7 million from $23.7 million over the same period. The Company maintained no debt at September 30, 2014.

“Over the past year, we developed our international business through an increase in our business development team, additional channel partners and increased demonstrations and trade shows. These efforts, in addition to the growing worldwide demand for our LRAD products for crowd control and long distance communication, resulted in a 92% increase in our international revenues in fiscal 2014, compared to fiscal 2013, and the second highest annual revenues in the Company’s history,” commented Tom Brown, President and CEO of LRAD Corporation. “Additionally, we expanded our LRAD product line, including a broad range of omnidirectional products, which we expect will enable us to compete effectively in the mass notification market in fiscal 2015.”

Select Operating and Business Highlights

●	Achieved the fifth consecutive year of profitability, the first five profitable years in the Company’s history, despite ongoing United States defense budget constraints.

●	Increased our business development team from 7 to 9 to focus on new markets and territories, such as Western and Central Asia, and Africa, and to continue to develop opportunities in existing markets.

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Expanded our omnidirectional product line with several new offerings to meet the needs of the mass notification market. Revenues to the mass notification market doubled from fiscal 2013 to almost $1.9 million in fiscal 2014, as we begin to penetrate this market.

●	Launched the LRAD 450XL in October 2014, the world’s loudest AHD for its size and weight, which uses new, patent pending sound technology.

●	Received orders totaling $960,000 from the U.S. Army for ongoing operations in Afghanistan.

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Repurchased 277,157 shares of LRAD common stock at an average price per share of $1.86 for a total cost of $516,353. On November 19, 2014, the LRAD Board of Directors approved an extension of the share repurchase program through December 31, 2015.

“Fiscal 2014 was a strong year for us with significant growth into new territories and markets. We continue to pursue opportunities with the U.S. Military and hope to see a fiscal 2015 defense budget to fund these efforts. In fiscal 2015, we plan to continue to target the mass notification market as a growth opportunity for us,” concluded Mr. Brown. “We expect that this will drive additional revenue growth for us through the next year.”

Webcast and Conference Call Details

Management will host a conference call to discuss fiscal year 2014 financial results this afternoon at 4:30 p.m. ET. The conference call can be accessed by dialing toll-free at 888-567-1602, or toll/international at 862-255-5346. A webcast will also be available at the following link: http://www.visualwebcaster.com/event.asp?id=100935. A replay of the call will be available two hours after the airing of the call, and available for 90 days at the aforementioned webcast link. Questions to management may be submitted during the call by emailing them to: investor@lradx.com.

About LRAD Corporation

LRAD Corporation manufactures long range communication devices to peacefully resolve uncertain situations and save lives on both sides of its proprietary Long Range Acoustic Device®. LRAD® systems are in service in more than 70 countries around the world in diverse applications including fixed and mobile military deployments, maritime security, critical infrastructure and perimeter security, commercial security, border and port security, law enforcement and emergency responder communications, emergency warning and mass notification, asset protection and wildlife preservation and control. For more information about the Company and its LRAD systems, please visit www.lradx.com.

Forward-looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the Company’s Form 10-K for the fiscal year ended September 30, 2014. LRAD Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Company Contact

E. Brian Harvey

Director, Investor Relations and Capital Markets

858.753.8974

ebharvey@lradx.com

LRAD Corporation and Subsidiary

Consolidated Balance Sheets

(000's omitted)

	September 30,	September 30,
	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$23,895	$15,805
Accounts receivable, net	4,284	4,958
Inventories, net	3,896	4,588
Prepaid expenses and other	524	1,004
Total current assets	32,599	26,355
Property and equipment, net	360	237
Intangible assets, net	54	52
Prepaid expenses and other - noncurrent	766	915
Total assets	$33,779	$27,559

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$830	$1,597
Accrued liabilities	4,088	1,055
Total current liabilities	4,918	2,652
Other liabilities - noncurrent	158	146
Total liabilities	5,076	2,798
Total stockholders' equity	28,703	24,761
Total liabilities and stockholders' equity	$33,779	$27,559

LRAD Corporation and Subsidiary

Consolidated Statements of Operations

(000's omitted except share and per share amounts)

	Years Ended September 30,
	2014	2013

Revenues	$24,591	$17,088
Cost of revenues	10,828	8,843
Gross profit	13,763	8,245

Operating expenses:
Selling, general and administrative	7,959	5,438
Research and development	2,481	1,841
Total operating expenses	10,440	7,279

Income from operations	3,323	966
Other income	20	299
Income from operations before income taxes	3,343	1,265
Income tax expense	16	2
Net income	$3,327	$1,263

Net income per common share - basic and diluted	$0.10	$0.04
Weighted average common shares outstanding:
Basic	33,077,556	32,464,935
Diluted	33,437,124	32,920,019